October 1, 2015

JPMorgan Chase & Co.
Structured Investments

Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF due October 5, 2017

•	The notes are designed for investors who seek a return of 1.75 times any appreciation of a weighted basket of the S&P 500® Index, the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF, up to a maximum return of at least 18.50% at maturity.
•	Investors should be willing to forgo interest and dividend payments and be willing to lose some or all of their principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about October 1, 2015 and are expected to settle on or about October 6, 2015.
•	CUSIP: 48125U7E6

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. If the notes priced today, the selling commissions would be approximately $2.50 per $1,000 principal amount note and in no event will these selling commissions exceed $4.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $994.00 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $980.00 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The total aggregate principal amount of the notes offered by this term sheet may not be purchased by investors. Under these circumstances, JPMS will retain the unsold portion of the offering and has agreed to hold those notes for investment for a period of at least 30 days. The unsold portion will not exceed 15% of the aggregate principal amount of the notes. Any unsold portion may affect the supply of the notes available for secondary trading and, therefore, could adversely affect the price of the notes in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Term sheet to product supplement no. 4a-I dated November 7, 2014, underlying supplement no. 1a-I dated November 7, 2014 and the prospectus and prospectus supplement, each dated November 7, 2014

Registration Statement No. 333-199966; Rule 433

Key Terms

Basket: The notes are linked to a weighted basket consisting of the following:

•         50.00% of the S&P 500® Index (Bloomberg ticker: SPX);

•         35.00% of the EURO STOXX 50® Index (Bloomberg ticker: SX5E) (each of the S&P 500® Index and EURO STOXX 50® Index, an “Index” and together, the “Indices”); and

•         15.00% of the iShares® MSCI Emerging Markets ETF (Bloomberg ticker: EEM) (the “Fund”);

(each of the Indices and the Fund, an “Underlying” and collectively, the “Underlyings”).

Upside Leverage Factor: 1.75

Maximum Return: At least 18.50% (corresponding to a maximum payment at maturity of at least $1,185.00 per $1,000 principal amount note) (to be provided in the pricing supplement)

Buffer Amount: 18.00%

Downside Leverage Factor: 1.2195

Pricing Date: On or about October 1, 2015

Original Issue Date (Settlement Date): On or about October 6, 2015

Observation Date *: October 2, 2017

Maturity Date*: October 5, 2017

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

Payment at Maturity:

If the Final Basket Value is greater than the Initial Basket Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return × Upside Leverage
Factor), subject to the Maximum Return

If the Final Basket Value is equal to the Initial Basket Value or is less than the Initial Basket Value by up to the Buffer Amount, you will receive the principal amount of your notes at maturity.

If the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 × (Basket Return + Buffer Amount) ×
Downside Leverage Factor]

If the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount, you will lose some or all of your principal amount at maturity.

Basket Return:

(Final Basket Value – Initial Basket Value)
Initial Basket Value

Initial Basket Value: Set equal to 100 on the Pricing Date

Final Basket Value: The closing level of the Basket on the Observation Date

Closing Level of the Basket:

100 × [1 + (50.00% × Underlying Return of the S&P 500® Index) + (35.00% × Underlying Return of the EURO STOXX 50® Index) + (15.00% × Underlying Return of the Fund)]

Underlying Return: With respect to each Underlying,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Underlying, the closing value of that Underlying on the Pricing Date

Final Value: With respect to each Underlying, the closing value of that Underlying on the Observation Date

Share Adjustment Factor: The Share Adjustment Factor is referenced in determining the closing value of the Fund and is set equal to 1.0 on the Pricing Date. The Share Adjustment Factor is subject to adjustment upon the occurrence of certain events affecting the Fund. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement no. 4a-I for further information.

TS-1 | Structured Investments Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the the S&P 500® Index, the EURO STOXX 50® Index and the IShares® MSCI Emerging Markets ETF

Supplemental Terms of the Notes

All references in this term sheet to the closing value of each Index mean the closing level of that Index as defined in the accompanying product supplement, and all references in this term sheet to the closing value of the Fund mean the closing price of one share of the Fund as defined in the accompanying product supplement.

Hypothetical Payout Profile

The following table illustrates the hypothetical total return at maturity on the notes. The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below assume the following:

•	an Initial Basket Value of 100.00;
•	an Upside Leverage Factor of 1.75;
•	a Maximum Return of 18.50%;
•	a Buffer Amount of 18.00%; and
•	a Downside Leverage Factor of 1.2195.

Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table have been rounded for ease of analysis.

Final Basket Value	Basket Return	Total Return on the Notes	Payment at Maturity
180.0000	80.0000%	18.50%	$1,185.00
165.0000	65.0000%	18.50%	$1,185.00
150.0000	50.0000%	18.50%	$1,185.00
140.0000	40.0000%	18.50%	$1,185.00
130.0000	30.0000%	18.50%	$1,185.00
125.0000	25.0000%	18.50%	$1,185.00
120.0000	20.0000%	18.50%	$1,185.00
115.0000	15.0000%	18.50%	$1,185.00
110.5714	10.5714%	18.50%	$1,185.00
110.0000	10.0000%	17.50%	$1,175.00
105.0000	5.0000%	8.75%	$1,087.50
101.0000	1.0000%	1.75%	$1,017.50
100.0000	0.0000%	0.00%	$1,000.00
95.0000	-5.0000%	0.00%	$1,000.00
90.0000	-10.0000%	0.00%	$1,000.00
85.0000	-15.0000%	0.00%	$1,000.00
82.0000	-18.0000%	0.00%	$1,000.00
80.0000	-20.0000%	-2.44%	$975.61
70.0000	-30.0000%	-14.63%	$853.66
60.0000	-40.0000%	-26.83%	$731.71
50.0000	-50.0000%	-39.02%	$609.76
40.0000	-60.0000%	-51.22%	$487.81
30.0000	-70.0000%	-63.41%	$365.86
20.0000	-80.0000%	-75.61%	$243.91
10.0000	-90.0000%	-87.80%	$121.96
0.0000	-100.0000%	-100.000%	$0.00
TS-2 | Structured Investments Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the the S&P 500® Index, the EURO STOXX 50® Index and the IShares® MSCI Emerging Markets ETF

How the Notes Work

Upside Scenario:

If the Final Basket Value is greater than the Initial Basket Value, investors will receive at maturity the $1,000 principal amount plus a return equal to the Basket Return times the Upside Leverage Factor of 1.75, up to the Maximum Return of at least 18.50%.

•	If the closing level of the Basket increases 10.00%, investors will receive at maturity a 17.50% return, or $1,175.00 per $1,000 principal amount note.
•	Assuming a hypothetical Maximum Return of 18.50%, if the closing level of the Basket increases 30.00%, investors will receive at maturity a return equal to the 18.50% Maximum Return, or $1,185.00 per $1,000 principal amount note, which is the maximum payment at maturity.

Par Scenario:

If the Final Basket Value is equal to the Initial Basket Value or is less than the Initial Basket Value by up to the Buffer Amount of 18.00%, investors will receive at maturity the principal amount of their notes.

Downside Scenario:

If the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount of 18.00%, investors will lose 1.2195% of the principal amount of their notes for every 1% that the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount.

•	For example, if the closing level of the Basket declines 50.00%, investors will lose 39.02% of their principal amount and receive only $609.76 per $1,000 principal amount note at maturity, calculated as follows:

$1,000 + [$1,000 × (-50.00% + 18.00%) × 1.2195] = $609.76

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

TS-3 | Structured Investments Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the the S&P 500® Index, the EURO STOXX 50® Index and the IShares® MSCI Emerging Markets ETF

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and underlying supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the Final Basket Value is less than the Initial Basket Value by more than 18.00%, you will lose 1.2195% of the principal amount of your notes for every 1% that the Final Basket Value is less than the Initial Basket Value by more than 18.00%. Accordingly, under these circumstances, you will lose some or all of your principal amount at maturity.

•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED BY THE MAXIMUM RETURN IF THE BASKET RETURN IS POSITIVE —

If the Final Basket Value is greater than the Initial Basket Value, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return equal to the Basket Return times the Upside Leverage Factor, up to the Maximum Return of at least 18.50% (corresponding to a maximum payment at maturity of at least $1,185.00 per $1,000 principal amount note), regardless of the appreciation of the Basket, which may be significant.

•	CREDIT RISK OF JPMORGAN CHASE & CO. —

Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

•	WE ARE CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE S&P 500® INDEX,

but we will not have any obligation to consider your interests in taking any corporate action that might affect the level of the S&P 500® Index.

•	THE NOTES DO NOT PAY INTEREST.
•	CORRELATION (OR LACK OF CORRELATION) OF THE UNDERLYINGS —

The notes are linked to an unequally weighted Basket composed of two Indices and a Fund. Because the S&P 500® Index makes up 50.00% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend to a greater extent on the performance of the S&P 500® Index. In calculating the Final Basket Value, an increase in the value of one of the Underlyings may be moderated, or more than offset, by lesser increases or declines in the values of the other Underlyings. In addition, high correlation of movements in the values of the Underlyings during periods of negative returns among the Underlyings could have an adverse effect on the payment at maturity on the notes.

•	YOU WILL NOT RECEIVE DIVIDENDS ON THE FUND OR THE SECURITIES INCLUDED IN OR HELD BY ANY UNDERLYING OR HAVE ANY RIGHTS WITH RESPECT TO THE FUND OR THOSE SECURITIES.
•	NON-U.S. SECURITIES RISK WITH RESPECT TO THE EURO STOXX 50® INDEX AND THE FUND —

The equity securities included in or held by the EURO STOXX 50® Index and Fund have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

•	NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES WITH RESPECT TO THE EURO STOXX 50® INDEX —
TS-4 | Structured Investments Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the the S&P 500® Index, the EURO STOXX 50® Index and the IShares® MSCI Emerging Markets ETF

The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the EURO STOXX 50® Index are based, although any currency fluctuations could affect the performance of the EURO STOXX 50® Index.

•	THERE ARE RISKS ASSOCIATED WITH THE FUND —

The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund and, consequently, the value of the notes.

•	THE PERFORMANCE AND MARKET VALUE OF THE FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THE FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET VALUE PER SHARE —

The Fund does not fully replicate its Underlying Index and may hold securities different from those included in the Underlying Index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of the Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying the Fund (such as mergers and spin-offs) may impact the variance between the performances of the Fund and its Underlying Index. Finally, because the shares in the Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.

During periods of market volatility, securities underlying the Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of shares of the Fund may vary substantially from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce your payment at maturity.

•	EMERGING MARKETS RISK WITH RESPECT TO THE FUND —

The equity securities held by the Fund have been issued by non-U.S. companies located in emerging markets countries.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK WITH RESPECT TO THE FUND —

Because the prices of the equity securities held by the Fund are converted into U.S. dollars for purposes of calculating the net asset value of the Fund, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Fund trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the Fund denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the Fund will be adversely affected and any payment on the notes may be reduced.

•	THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED —

The calculation agent will make adjustments to the Share Adjustment Factor for the Fund for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

TS-5 | Structured Investments Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the the S&P 500® Index, the EURO STOXX 50® Index and the IShares® MSCI Emerging Markets ETF

•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for JPMS’s estimated value and the Maximum Return.

•	JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “JPMS’s Estimated Value of the Notes” in this term sheet.

•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT —

The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Basket. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors —

TS-6 | Structured Investments Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the the S&P 500® Index, the EURO STOXX 50® Index and the IShares® MSCI Emerging Markets ETF

Risks Relating to the Estimated Value of Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

The Basket

The return on the notes is linked to an unequally weighted basket consisting of the S&P 500® Index, the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF. Because the S&P 500® Index makes up 50.00% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend to a greater extent on the performance of the S&P 500® Index.

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see “Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement.

The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The notes based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither STOXX Limited nor any of its Licensors shall have any liability with respect thereto. For additional information about the EURO STOXX 50® Index, see “Equity Index Descriptions — The EURO STOXX 50® Index” in the accompanying underlying supplement.

The Fund is an exchange-traded fund of iShares®, Inc., a registered investment company, which seeks to track the investment results, before fees and expenses, of an index composed of large- and mid-capitalization emerging market equities, which we refer to as the Underlying Index with respect to the Fund. The Underlying Index for the Fund is currently the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is a free float-adjusted market capitalization index that is designed to measure equity market performance of global emerging markets. For additional information about the Fund, see the information set forth under “Fund Descriptions — The iShares® MSCI Emerging Markets ETF” in the accompanying underlying supplement no. 1a-I.

Historical Information

The following graphs set forth the historical performance of the Basket as a whole, as well as each Underlying, based on the weekly historical closing values from January 8, 2010 through September 25, 2015. The graph of the historical performance of the Basket assumes that the closing level of the Basket on January 8, 2010 was 100 and that the weights of the Underlyings were as specified under “Key Terms — Basket” in this term sheet on that date. The closing value of the S&P 500® Index on September 30, 2015 was 1,920.03. The closing value of the EURO STOXX 50® Index on September 30, 2015 was 3,100.67. The closing value of the iShares® MSCI Emerging Markets ETF on September 30, 2015 was $32.78. We obtained the closing values of the Underlyings above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing values of the Fund above and below may have been adjusted by Bloomberg for actions taken by the Fund, such as stock splits.

TS-7 | Structured Investments Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the the S&P 500® Index, the EURO STOXX 50® Index and the IShares® MSCI Emerging Markets ETF

The historical closing levels of the Basket and the Underlyings should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Basket on the Observation Date or the closing values of the Underlyings on the Pricing Date or the Observation Date. We cannot give you assurance that the performance of the Basket will result in the return of any of your principal amount.

Historial Performance of the S&P 500® Index
Index Level
2,500
2,000
1,500
1,000
500
0
Jan-10
Jul-10
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Source: Bloomberg

TS-8 | Structured Investments Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the the S&P 500® Index, the EURO STOXX 50® Index and the IShares® MSCI Emerging Markets ETF

Historial Performance of the EURO STOXX 50® Index
Index Level
4,500
4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
Jan-10
Jul-10
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Source: Bloomberg

Historial Performance of the iShares® MSCI Emerging Markets ETF

60
50
40
30
20
10
0
Price ($)
Jan-10
Jul-10
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15

Source: Bloomberg

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4a-I. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. For example, the notes could be treated either as subject (in whole or in part) to the “constructive ownership transaction” rules of Section 1260 of the Internal Revenue Code, as discussed in the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I, or as “contingent payment debt instruments.” In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax

TS-9 | Structured Investments Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the the S&P 500® Index, the EURO STOXX 50® Index and the IShares® MSCI Emerging Markets ETF

treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes. Under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) of a taxable disposition, including redemption at maturity, of a note occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the notes.

Non-U.S. holders should also note that, notwithstanding anything to the contrary in the accompanying product supplement no. 4a-I, recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” generally will not apply to the notes.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”

The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

JPMS’s estimated value does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

TS-10 | Structured Investments

Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the the S&P 500® Index, the EURO STOXX 50® Index and the IShares® MSCI Emerging Markets ETF

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this term sheet for an illustration of the risk-return profile of the notes and “The Basket” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 4a-I, underlying supplement no. 1a-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I and “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

TS-11 | Structured Investments

Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the the S&P 500® Index, the EURO STOXX 50® Index and the IShares® MSCI Emerging Markets ETF

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf
•	Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf
•	Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, “we,” “us” and “our” refer to JPMorgan Chase & Co.

TS-12 | Structured Investments

Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the the S&P 500® Index, the EURO STOXX 50® Index and the IShares® MSCI Emerging Markets ETF